Exhibit (n)(2)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the General Partner
Triangle Mezzanine Fund LLLP
We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the financial statements of Triangle Mezzanine Fund LLLP as of December 31, 2005, and have issued our report thereon dated November 2, 2006. We also have audited the accompanying senior securities table (the “table”) included in the accompanying registration statement on Form N-2, of Triangle Mezzanine Fund LLLP as of December 31, 2005. The table is the responsibility of the Fund’s management. Our responsibility is to express an opinion on the table based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the table is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the table. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall schedule presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the table referred to above presents fairly, in all material respects, the senior securities, as defined in Section 18 of the Investment Company Act of 1940, of Triangle Mezzanine Fund LLLP at December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Raleigh, North Carolina
November 2, 2006